For Immediate Release

April 24, 2025

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Partners with Prologis, Inc. on a $78.2 Million Build-to-Suit Development

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“Broadstone,” “BNL,” the “Company,” “we,” “our,” or “us”), today announced it has added one new development with an aggregate estimated total project investment of approximately $78.2 million to its pipeline of build-to-suit development commitments. This marks another significant milestone in growing our committed build-to-suit pipeline while expanding our network of development partners.

Further, we are pleased to announce that this development will be completed with a new relationship between BNL and the Prologis, Inc. (NYSE: PLD) development team. A global supply chain leader, Prologis focuses on high-barrier, high growth markets with a highly successful track record of developing well-located, high quality industrial properties. This track record complements BNL’s industrial-focused investment thesis, as well as our commitment to excellence and long-term value creation.

“We are extremely excited to not only add an additional $78.2 million to our committed pipeline but to also establish a new relationship with Prologis,” said John Moragne, BNL’s Chief Executive Officer. “We look forward to bringing this project to completion over the next 15 months while pursuing additional opportunities together in the near future and believe this marks the beginning of an exciting new relationship.”

As of the date of this release, we have secured the land and started construction on one additional build-to-suit development as outlined below, notably including a new state-of-the-art distribution warehouse facility for FCA US, LLC, the American subsidiary of multinational automotive company Stellantis, that is expected to deliver in the third quarter of 2026. The following table summarizes developments that are actively under construction and reflects cumulative investments as of April 24, 2025:

(unaudited, in thousands)
Property	Projected Rentable Square Feet	Start Date	Target Stabilization Date	Lease Term (Years)	Total Project Commitment	Estimated Total Project Investment	Cumulative Investment at 4/24/2025	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield[1]
In-process retail:
7 Brew (High Point - NC)	1	Dec. 2024	Apr. 2025	15.0	$1,975	$1,975	$1,477	$498	8.0%	8.8%
7 Brew (Charleston - SC)	1	Feb. 2025	Apr. 2025	15.0	1,729	1,729	1,035	694	7.9%	8.8%
In-process industrial:
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Nov. 2025	15.0	58,563	58,563	14,802	43,761	7.6%	9.4%
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Mar. 2026	15.0	55,525	55,525	10,795	44,730	7.7%	9.6%
Southwire (Bremen - GA)	1,200	Dec. 2024	Jul. 2026	10.0	115,411	109,845	11,403	98,442	7.6%	8.6%
Fiat Chrysler Automobile (Forsyth - GA)	422	Apr. 2025	Aug. 2026	15.0	78,242	78,242	10,542	67,700	6.9%	8.4%
Total / weighted average	1,868			13.2	311,445	305,879	50,054	255,825	7.4%	8.9%
Stabilized industrial:
UNFI (Sarasota - FL)	1,016	May 2023	Completed	15.0	204,833	200,958	200,958	—	7.2%	8.6%
Total / weighted average	2,884			13.9	$516,278	$506,837	$251,012	$255,825	7.3%	8.8%

1 Represents the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of December 31, 2024, BNL’s diversified portfolio consisted of 765 individual net leased commercial properties with 758 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2025 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 20, 2025, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.